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Exhibit 5.2

[Milbank Tweed Hadley & McCloy LLP Letterhead]

March 5, 2003

Grupo TMM, S.A.
TMM Holdings, S.A. de C.V.
Avenida de la Cúspide, No. 4755
Colonia Parques del Pedregal
14010 Mexico, D.F.

  Re:
  Grupo TMM, S.A.
  TMM Holdings, S.A. de C.V.
   Registration on Form F-4 (No. 333-103268)

Ladies and Gentlemen:

        We have acted as special United States counsel to Grupo TMM, S.A., a sociedad anónima organized under the laws of Mexico (the "Company"), and TMM Holdings, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico and a wholly owned subsidiary of the Company (the "Guarantor"), in connection with the filing by the Company and the Guarantor with the Securities and Exchange Commission, of the registration statement (File No. 333-103268) on Form F-4 (the "Registration Statement") for the registration of certain warrants to purchase up to an aggregate amount of 9,728,125 American Depositary Shares of the Company (the "Warrants") under the Securities Act of 1933, as amended, (the "Act"), to be issued in accordance with a Warrant Agreement (the "Warrant Agreement") between the Company and The Bank of New York, as warrant agent.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement of Form F-4 (File No. 333-103268) as filed with the Securities and Exchange Commission (the "Commission") on February 18, 2003 under the Act, Amendment No. 1 thereto filed with the Commission on February 24, 2003 and Amendment No. 2 thereto filed with the Commission on March 5, 2003 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"); (ii) the form of the Warrant Agreement filed as Exhibit 4.27 to the Registration Statement; and (iii) the form of the Warrants included in the Warrant Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, the Guarantor and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, the Guarantor and others.

        Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

        In rendering this opinion, we have relied, without independent investigation, on the opinion of Haynes & Boone, S.C., Mexican counsel to the Company, to the effect that the Warrant Agreement and the Warrants have been duly authorized by all necessary corporate and stockholder action on the part of the Company and the Guarantor. As to all matters governed by or affected by Mexican law, we have relied upon the opinion of Haynes & Boone, S.C., Mexican counsel to the Company, filed as Exhibit 5.1 to the Registration Statement.

        Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective; (ii) the terms of the Warrants as well as other matters relating to the issuance and sale of the Warrants have been approved by all necessary corporate or other action on the part of the Company; (iii) the Warrant Agreement has been duly executed and delivered by the Company; (iv) the Warrants have been duly executed and authenticated in accordance with the terms of the Warrant Agreement; and (v) the Warrants have been issued upon the terms set forth in the Registration Statement and the exhibits thereto, (a) the Warrants will be valid and binding obligations of the Company entitled to the benefits of the Warrant Agreement and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally and except as such enforceability is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (x) the possible unavailability of injunctive relief or any other equitable remedy and (y) concepts of materiality, reasonableness, good faith.

        Based upon and subject to the qualifications and limitations set forth under the caption "Material United States Federal Income Tax Considerations" in the Registration Statement, we are of the opinion that the statements contained under such caption are, to the extent they concern matters of law or legal conclusions, correct in all material respects and that such statements constitute our opinion.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the references to our firm under the captions "Legal Matters" and "Material United States Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not admit we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ MILBANK, TWEED, HADLEY & MCCLOY LLP Milbank, Tweed, Hadley & McCloy LLP

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  Exhibit 5.2